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                                                                     Exhibit 8.2

                               [Blake Letterhead]



July 28, 2000


Reference: 13741/4


Peter Kiewit Sons', Inc.
Kiewit Plaza
Omaha, NE 68131

Dear Ladies and Gentlemen:

            We are acting as special Canadian tax counsel to Peter Kiewit Sons', Inc., a Delaware corporation ("PKS"), in connection with the filing with the United States Securities and Exchange Commission (the "Commission") of the Joint Registration Statement on Form S-4 (the "Registration Statement") of PKS and Kiewit Materials Company, a direct, wholly-owned subsidiary of PKS ("Materials"), relating to the proposed issuance of convertible debentures of Materials and shares of Materials common stock in exchange for convertible debentures of PKS (the "Exchange").

            In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, representations and covenants contained in originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of such facts, information, representations and covenants.

            In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have assumed that all of the transactions related to the Exchange will be consummated in the manner described in the Registration Statement.

            In rendering our opinion, we have considered the current provisions of the Income
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[BLAKE LETTERHEAD]


Tax Act (Canada) (the "Act") and the regulations under the Act, specific proposals to amend the Act or the regulations publicly announced by the Minister of Finance prior to the date hereof, and our understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency ("CCRA"). Our opinion does not take into account provincial, local or foreign laws or future changes in applicable tax laws or the CCRA's administrative and assessing practices, whether by legislative, governmental or judicial action.

            Based upon and subject to the foregoing, we hereby confirm that the discussion set forth under the heading "Material Canadian Federal Income Tax Consequences" in the Joint Prospectus included within the Registration Statement (the "Prospectus") is a fair and accurate summary in all material respects with respect to the matters of law referred to therein, subject to the exception referred to therein concerning the draft legislation released on June 22, 2000.

            This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent. We consent to the use of our name in the Prospectus and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.



                                    Yours very truly,

                                    BLAKE, CASSELS & GRAYDON LLP